FORELAND CORPORATION

                             FIRST AMENDMENT TO THE
              DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
                  1996-2 SERIES 6% CONVERTIBLE PREFERRED STOCK

     Pursuant to the provisions of Nevada Revised Statutes, section 78.1955, of the corporation laws of the state of Nevada, the undersigned corporation, Foreland Corporation (the "Corporation"), hereby amends the Designation of Rights, Privileges, and Preferences of the 1996-2 Series 6% Convertible Preferred Stock:

     FIRST:  The name of the Corporation is Foreland Corporation.

     SECOND: The Designation of Rights, Privileges and Preferences (the "Designation") of the series of preferred stock designated as the "1996-2 Series 6% Convertible Preferred Stock" consisting of 10,000 authorized shares, par value $0.001 (the "Preferred Stock"), 1,700 shares of which are issued and outstanding, provides that the Designation may be amended only upon receipt of the approval or consent to such action by the holders of a majority of the Preferred Stock.

     THIRD: The following resolution amending the Designation was duly adopted by holders of a majority of the issued and outstanding shares of Preferred Stock on July 31, 1996, in accordance with the Designation and subsection 3 of section
78.1955 of the Nevada Revised Statutes:

     RESOLVED, that the Designation of Rights, Privileges and Preferences (the "Designation") of the series of preferred stock designated as the "1996-2 Series 6% Convertible Preferred Stock" is hereby amended as follows:

     1. Section 3.02 of the Designation shall be amended and restated in its entirety to read as follows:

          3.02 The shares of Preferred Stock may be converted at any time after the issuance thereof at the election of the holder on the presentation and surrender at the principal office of the Corporation of the certificate representing the shares, duly endorsed, with written instructions specifying the number of shares of Preferred Stock to be converted and the name and address of the person to whom certificate(s) representing the Common Stock issuable on conversion are to be issued. Notwithstanding the foregoing, all of the shares of Preferred Stock shall be automatically converted without any further action by any person on the date that is six months from the initial issuance thereof.

     2. All provisions of the Designation not expressly amended, revoked, or modified hereby shall remain in full force and effect and each party agrees to be bound thereby.

     IN WITNESS WHEREOF, the foregoing First Amendment to the Designation of Rights, Privileges, and Preferences of 1996-2 Series 6% Convertible Preferred Stock has been executed this 31st day of July, 1996.

ATTEST:                                   FORELAND CORPORATION

By  /s/                                    By /s/
    Kenneth L. Ransom, Secretary              N. Thomas Steele, President


STATE OF COLORADO       )
                        : SS
COUNTY OF JEFFERSON     )


     On July 31, 1996, before me, the undersigned, a notary public in and for the above county and state, personally appeared N. Thomas Steele and Kenneth L. Ransom, who being by me duly sworn, did state, each for themselves, that he, N. Thomas Steele, is the president, and that he, Kenneth L. Ransom, is the secretary, of Foreland Corporation, a Nevada corporation, and that the foregoing First Amendment to the Designation of Rights, Privileges, and Preferences of 1996-2 Series 6% Convertible Preferred Stock of Foreland Corporation was signed on behalf of such corporation by authority of a resolution of the holders of such series of preferred stock, and that the statements contained therein are true.

     WITNESS MY HAND AND OFFICIAL SEAL.


                                          /s/
                                          Notary Public
                                          Address:
My commission expires: